Exhibit 14.1

OPTIONSXPRESS HOLDINGS, INC.

CONFLICT OF INTEREST AND ETHICAL CONDUCT POLICY

PURPOSE

To provide all individuals included within the scope of this Policy with expected standards of conduct and behavior in their relationship with optionsXpress Holdings, Inc. (the “Company”), its customers, suppliers, government officials and agents.

SCOPE

All directors, officers, employees, and agents (each referred to individually as a “Person” and collectively as “Persons”) of the Company are subject to this Policy. The terms “Person” includes members of each such individual’s immediate family.

RESPONSIBILITY

The Chief Executive Officer, President and all other Company officers are responsible for administration of this Policy. The Chief Administrative Officer will maintain all records.

I.                                         POLICY

The Company operates its worldwide business in accordance with the highest ethical standards and relevant laws and places the highest value on the integrity of each of its employees and representatives. In addition, all employees, agents, and other representatives of the Company are responsible for complying with all applicable laws and regulations. Our corporate culture demands not only legal compliance, but also responsible and ethical behavior.

II.                                     STANDARDS OF CONDUCT

A.                                   Gifts

Persons may not give, solicit, or accept gifts or gratuities from anyone doing business with the Company, which have more than a modest token value (i.e., no greater than $50.00). If a gift is inadvertently sent by a customer or supplier, it must be returned to the person or firm from which it came, with a polite note explaining our company’s Policy.

Any gifts other than token gifts, either accepted or given, must be approved by Compliance.

B.                                     Entertainment

It is the Company’s intent to establish and maintain relations with suppliers and customers based on mutual confidence, respect, and cost considerations. Any gifts or entertainment represent a cost of doing business which must be passed on to customers. The best gesture we can make is to continue to supply customers with a quality product, promptly delivered, at a fair price. We expect our suppliers to sell on the same basis and, therefore, believe that this Policy is in the best interest of the Company and its employees.

Except with the prior approval of the Chief Administrative Officer no Person may accept from any person or firm any entertainment other than that which is considered an ordinary and occasional social amenity. (e.g., a business lunch/dinner, sporting event, or single day entertainment event).

C.                                     Relationships With Suppliers and Competitors

Persons shall not:

1.               Own or acquire any substantial interest in any prospective supplier or other entity with which the Company does business or who is a competitor of the Company. An insubstantial interest in a publicly traded company is not objectionable.

2.               Lend money to or borrow money from any supplier, customer, or competitor of the Company.

3.               Represent the interests of any party other than the Company (including personal interests) in any material transaction in which the Company and another party is involved.

4.               Communicate in advance with any competitor regarding the price to be paid for any commodity or service the Company buys or the price to be charged for anything the Company sells.

D.                                    Participation in Outside Activities

Persons shall not participate in any outside activity which lessens the impartiality, judgment, or effectiveness of their work for the Company.

E.                                      Political Contributions

The use of Company funds for any contribution to political parties, campaigns or candidates for public office is prohibited. This Policy does not prohibit any Person from making personal contributions. However, such Person will not be reimbursed by the Company for such contributions nor will the Company exert any influence on any Person in regard to such contributions.

F.                                      Use Of Company Assets For Unlawful Purposes

The use of Company funds or assets for any unlawful or improper purpose is prohibited. This Policy applies on behalf of the Company wherever it may do business irrespective of varying customs and ethical standards. All actions on behalf of the company must be characterized by total honesty and integrity, and it shall be the policy of our Company to require from each Person full compliance with the policy and standards set forth herein.

G.                                     Confidentiality of Company Information

1.               No Person shall divulge “inside” or non-public or other confidential information related to the Company to unauthorized outsiders.

2.               Any Person having material non-public information relating to the Company, or another entity with which the Company has done or is doing business shall not buy or sell securities of the Company or such other entity, or engage in any other action to take advantage of such information or pass it on to others.

H.                                    Dealings With Government Regulatory Agencies and Representatives.

1.               Persons shall not offer or give any bribe, payment, gift or thing of value to any person or entity with whom the Company has or is seeking any regulatory relationship except for gifts of a nominal value that are legal and commonly given in the ordinary course of business.

2.               Persons shall be completely honest in all dealings with governmental agencies and representatives.

I.                                         Recording of Company Financial Information

All of the Company’s business transactions shall be carried out in accordance with management’s general or specific directives. All Company books and records shall be kept in accordance with generally accepted accounting standards or other applicable standards. All transactions, payments, receipts, accounts and assets shall be completely and accurately recorded on Company statements and records on a consistent basis. No payment shall be approved or made with the intention or understanding that it will be used for any purpose other than that described in the supporting documentation for the payment. All information recorded and submitted to other persons must not be used to mislead those who receive the information or conceal anything that is improper.

J.                                        Compliance with Securities Laws

1.               All Persons shall comply with any policy promulgated by the Company regarding transactions in the Company’s securities.

2.               All Persons who are “insiders” under the federal securities laws (generally, all directors, all officers with policy-making authority and any 10% shareholder) shall (a) complete a questionnaire on an annual basis, or as otherwise required, with such information to assist the Company in meeting its disclosure obligations under the federal securities laws; (b) furnish to the Company or its counsel, if requested, a monthly statement regarding any transactions in Company securities; and (c) certify to the Company on an annual basis that all filings required by Section 16(a) of the Securities Exchange Act of 1934 were made or will be made on a year-end Form 5. Specifically such persons shall certify either that (i) all transactions in the Company’s securities were properly and timely reported during the year on a Form 4 or (ii) a year-end filing is required and describing transactions in the Company’s securities in reasonable detail such that the Company or its counsel may prepare a Form 5 on which to report such transactions.

3.               All Persons shall submit any prearranged trading plans in the Company’s securities, as authorized by Rule 10b5-1 of the Securities Exchange Act of 1934, to the Company for its review and approval.

K.                                    Reporting and Compliance.

1.               Reporting. Persons may report a violation of this Policy to his or her supervisor or by writing a letter, describing the suspected violation with as much detail as possible, and directing the letter to the Company’s Chief Executive Officer, Chief Financial Officer or Chief Administrative Officer. Persons may report such violations anonymously. Anonymous letters will be investigated and acted upon in the same manner as those that are signed. All letters should contain sufficient details to permit the Company to conduct an appropriate investigation.

The Company will not condone any retaliatory action taken against any Person who reports a violation in good faith nor will the Company tolerate any harassment or intimidation of any Person reporting suspected wrongdoing.

2.               Compliance. The Company will require each Person to comply with this Policy; it is a condition of employment that each Person accepts the responsibility for understanding and complying with the standards of conduct set forth in this Policy. As a condition to employment, the Company reserves the right to require each Person to complete and submit a statement in a form designated by the Company pertaining to such Persons compliance with this

Policy upon commencement of employment and as frequently thereafter as the Company may deem advisable.

Any Person who violates any of the standards of conduct set forth in this Policy or otherwise refuses to comply with this Policy is subject to disciplinary action including but not limited to termination of employment and such other action, including reporting to third parties and legal action, as the Company deems to be appropriate under the circumstances.

This Policy does not change the Company’s at-will employment policy.

III.                                 ACKNOWLEDGEMENT

Each director, officer and salaried employee shall annually acknowledge by signing, manually or electronically, the following form, that they have read, understood and have complied with this Policy.